Exhibit 5.1

May 28, 2004

Axesstel, Inc.

15373 Innovation Drive, Suite 200

San Diego, CA 92128

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Axesstel, Inc., a Nevada corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering the registration of up to 4,899,462 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), on behalf of the selling stockholders named therein, including:

a.	1,360,000 shares of Common Stock (the “Private Placement Shares”) issued to certain purchasers in a private placement (the “Private Placement”) pursuant to a Common Stock and Warrant Purchase Agreement dated January 8, 2004, as amended (the “Private Placement Purchase Agreement”) between the Company and the purchasers named therein;

b.	1,632,000 shares of Common Stock (the “Private Placement Warrant Shares”) issuable upon the exercise of certain Common Stock Purchase Warrants dated January 8, 2004 (the “Private Placement Warrants”) issued in connection with the Private Placement;

c.	150,000 shares of Common Stock (the “Richstar Shares”) issued and issuable to Richstar Venture, Inc. (“Richstar”) for services relating to the Private Placement;

d.	502,637 shares of Common Stock (the “North American Note Shares”) issuable upon the conversion of a Convertible Term Note dated January 8, 2004 (the “North American Note”) executed by the Company in favor of North American Venture Fund II, L.P. (“North American”);

e.	1,107,357 shares of Common Stock (the “Laurus Note Shares”, and together with the North American Note Shares, the “Note Shares”) issuable upon the conversion of a Convertible Term Note (the “Laurus Note”, and together with the North American Note, the “Notes”) dated March 11, 2004, executed by the Company in favor of Laurus Master Fund, Ltd. (“Laurus”); and

f.	100,000 shares of Common Stock (the “Laurus Warrant Shares”) issuable upon the exercise of a Common Stock Purchase Warrant executed by the Company in favor of Laurus Master Fund, Ltd. (“Laurus”) dated March 11, 2004 (the “Laurus Warrant”);

g.	47,468 shares of Common Stock (the “Monico Warrant Shares”, and together with the Private Placement Warrant Shares and the Laurus Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the Common Stock Purchase Warrants dated March 11, 2004 (the “Monico Warrants”, and together with the Private Placement Warrants and the Laurus Warrant, the “Warrants”) executed by the Company in favor of Monico Capital Partners, LLC, and its assignees, for services rendered.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, as amended, the Private Placement Purchase Agreement, the Private Placement Warrants, the Advisor Agreement dated

September 23, 2003, between Richstar and the Company (the “Richstar Advisor Agreement”), the Convertible Note Purchase Agreement dated January 8, 2004, between North American and the Company (the “North American Purchase Agreement”), the North American Note, the Securities Purchase Agreement dated March 11, 2004, between the Company and Laurus (the “Laurus Purchase Agreement”, and together with the Private Placement Purchase Agreement and the North American Purchase Agreement, the “Purchase Agreements”), the Laurus Note, the Laurus Warrant, the Monico Warrants, the Retail/Institutional Engagement Agreement between Monico Capital Partners, LLC and the Company (the “Monico Engagement Agreement”, and together with the Richstar Advisor Agreement, the “Finder Agreements”), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed for purposes of this opinion letter, with your approval and without independent inquiry, the genuineness of all signatures (except those of the Company), the legal capacity of all signatories (other than by or on behalf of the Company), and the conformity with the original documents of all documents submitted to us as copies. We have also assumed that the specimen stock certificate submitted to us conforms to each of the stock certificates representing the Private Placement Shares and the Richstar Shares issued on or before the date hereof (collectively, the “Share Certificates”), that the specimen stock certificate will conform to the stock certificates representing the Warrant Shares, the Note Shares and the Richstar Shares that have not yet been issued (collectively, the “Future Share Certificates”), that the Shares Certificates have been properly executed in accordance with Section 78.235 of the Nevada Revised Statutes. Title 7, Chapter 78, and that the Future Share Certificates will be properly executed in accordance with 78.235 of the Nevada Revised Statutes, Title 7, Chapter 78.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable; (ii) the Richstar Shares when issued and sold in accordance with the terms of the Richstar Advisor Agreement will be validly issued, fully paid and nonassessable; (iii) the Warrant Shares when issued and sold in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable; and (iv) the Note Shares when issued and sold in accordance with the terms of the Notes will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Note Shares, the Warrant Shares, the Purchase Agreements, the Finder Agreements, or any of the transactions that may be related thereto or contemplated thereby.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

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